Exhibit 99.1

Contango Reports First Quarter Results and Updates Operations

HOUSTON--(BUSINESS WIRE)--November 10, 2008--Contango Oil & Gas Company (AMEX:MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended September 30, 2008 of approximately $72.7 million, compared to $9.1 million for the same period last year. The Company reported net income attributable to common stock for the three months ended September 30, 2008 of approximately $30.9 million, or $1.83 per basic share and $1.80 per diluted share. This compares to net income attributable to common stock for the three months ended September 30, 2007 of $5.7 million or $0.36 per basic share and $0.35 per diluted share.

The Company also announced today that its recently drilled West Delta 77 well was determined to be a dry hole. COI has a 100% WI and will pay 100% of the estimated drilling costs of $6.4 million. These costs together with associated leasehold costs of approximately $1.6 million are reflected as exploration expenses in the Company’s Consolidated Statements of Operations for the three months ended September 30, 2008.

The Company’s four Mary Rose wells are currently producing at a constrained combined 8/8ths rate of approximately 174 million cubic feet equivalent per day (“Mmcfed”) (approximately 65 Mmcfed net to Contango). We expect our 3rd party pipeline company will allow us to raise production rates to pre-Hurricane Ike levels of approximately 200 Mmcfed 8/8ths or approximately 75 Mmcfed net to Contango in the November/December 2008 time frame. The Company’s three Dutch wells remain shut-in as the third-party downstream gas plant that processes our gas is undergoing repairs as a result of damage incurred from Hurricane Ike. Our Dutch production has been shut-in since August 30, 2008, when we first evacuated personnel due to Hurricane Gustav. It is expected the repairs to the plant will be completed and we will be able to resume our Dutch production in the November/December 2008 time frame. Before Hurricanes Gustav and Ike, we were flowing our Dutch wells at approximately 110 Mmcfed (42 Mmcfed net to Contango) and anticipate returning to that level of production.

We are currently laying a pipeline and completing production facilities for the Company’s recent discovery at Eloise #1. The Company has invested approximately $16.3 million to drill and complete this well and estimates it will invest an additional $2.2 million in pipeline and facility costs to bring this well to production. Production from Eloise #1 is estimated to commence before year-end, at a rate of approximately 5 to 10 Mmcfed (1 to 3 Mmcfed net to Contango). The well will flow to the Company’s EI-11H platform.

We have logged our first rate acceleration well, the Dutch #4. We expect to complete and test this well before the end of November 2008, with first production of about 35 Mmcfed expected in February 2009. The Company expects to invest approximately $4.8 million in completion costs and $3.2 million in pipeline and facility costs. We have a 38.12% NRI in this well and it will flow to the Company’s EI-11H platform.

The Company plans to invest approximately $32.0 million to drill two wildcat exploration wells this fiscal year: Ship Shoal 263 ($20.0 million dry hole cost) and Eugene Island 56 - West ($12.0 million dry hole cost). If successful, the Company will invest an additional $9.0 million in completion costs for these two wells, and will have a 72.8% and 59.5% net revenue interest, respectively. If the Eugene Island 56 - West well is successful, we will drill a second exploratory prospect on that block (Eugene Island 56 – East) with an estimated $12.0 million dry hole cost.

As of November 7, 2008, we have purchased 322,954 shares of our common stock for approximately $15.6 million, or approximately 1.8% of our previously 17.7 million fully diluted shares, at an average price of $48.17 per share. Each share of our common stock “owns” approximately 21 proved developed Mcfe’s, using our September 30, 2008 reserve report of 365.8 Bcfe’s and fully diluted shares at November 7, 2008 of approximately 17.4 million. We thus purchased approximately 7.1 Bcfe of reserves at a cost of approximately $2.29 per Mcfe. Our production in the first quarter was approximately 5.7 Bcfe. We currently have $53.0 million of cash invested in U.S. Treasury obligations, no debt, and $50.0 million of unused borrowing capacity.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “Given the weakening economy and its anticipated dampening effect on natural gas demand, in combination with projected continued growth in domestic natural gas production, we anticipate, absent a severely cold winter, increasingly weak natural gas prices for 2008 and 2009. We expect 8/8ths production at our Dutch and Mary Rose fields to be restored to the pre-hurricane level of approximately 300 Mmcfed (113 Mmcfed net to Contango) in the November/December 2008 time frame. This level of production at assumed NYMEX prices of $5.00 per Mmbtu for natural gas and $50.00 for crude oil, would result in approximately $15.0 million of pre-tax monthly cash flow, or approximately $10.0 million in after-tax monthly cash flow. We intend to use this cash flow to preserve our liquidity, stay debt-free, continue to purchase our shares, and drill our exploration prospects.”

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,
	2008	2007
REVENUES:
Natural gas, oil and liquids sales	$72,720,807	$9,095,743
Total revenues	72,720,807	9,095,743

EXPENSES:
Operating expenses	4,538,362	723,846
Exploration expenses	8,092,139	101,636
Depreciation, depletion and amortization	6,897,414	600,240
Impairment of natural gas and oil properties	68,766	-
General and administrative expenses	1,926,087	1,342,461
Total expenses	21,522,768	2,768,183
NET INCOME FROM CONTINUING OPERATIONS BEFORE OTHER INCOME AND INCOME TAXES	51,198,039	6,327,560

OTHER INCOME (EXPENSE):
Interest expense (net of interest capitalized)	(296,157)	(829,860)
Interest income	424,152	364,314
Other income	-	2,191,164

NET INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	51,326,034	8,053,178
Provision for income taxes	(20,405,662)	(2,813,761)
NET INCOME FROM CONTINUING OPERATIONS	30,920,372	5,239,417

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	-	932,053
NET INCOME	30,920,372	6,171,470
Preferred stock dividends	-	450,000
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$30,920,372	$5,721,470

NET INCOME PER SHARE:
Basic
Continuing operations	$1.83	$0.30
Discontinued operations	-	0.06
Total	$1.83	$0.36
Diluted
Continuing operations	$1.80	$0.29
Discontinued operations	-	0.06
Total	$1.80	$0.35

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	16,857,198	15,991,762
Diluted	17,211,298	16,419,956

Production, Prices, Operating Expenses, and Other

	Three Months Ended September 30,
	2008	2007
	(Dollar amounts in 000's, except per Mcfe amounts)
Production Data:
Natural gas (million cubic feet)	4,859	1,269
Oil and condensate (thousand barrels)	117	37
Natural gas liquids (thousand gallons)	704	379
Total (million cubic feet equivalent)	5,662	1,545

Natural gas (million cubic feet per day)	52.8	13.8
Oil and condensate (thousand barrels per day)	1.3	0.4
Natural gas liquids (thousand gallons per day)	7.7	4.1
Total (million cubic feet equivalent per day)	61.7	16.8

Average Sales Price:
Natural gas (per thousand cubic feet)	$11.60	$5.60
Oil and condensate (per barrel)	$126.16	$54.37
Natural gas liquids (per gallon)	$2.18	$1.15

Selected data per Mcfe:
Lease operating expenses	$0.80	$0.47
General and administrative expenses	$0.34	$0.87
Depreciation, depletion and amortization of natural gas and oil properties	$1.13	$0.30

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company
Kenneth R. Peak, 713-960-1901
www.contango.com